Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Sezzle Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.00001 par value per share	457(c)	72,363		$16.16	(2)(3)	$1,169,386.08	$0.0001102	$128.87
Fees Previously Paid	Equity	Common Stock, $0.00001 par value per share	457(c)	3,083,174	(4)	$13.27	(4)(5)	$40,910,925.65	$0.0001102	$4,508.38
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$42,080,311.73	$0.0001102	$4,637.25
	Total Fees Previously Paid							-	-	4,508.38
	Total Fee Offsets							-	-	-
	Net Fee Due									$128.87

(1)	Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends, or similar transactions relating to the shares covered by this registration statement.
(2)	Estimated in accordance with Rule 457(c) based upon the average of the high (24.64 AUD) and low (23.30 AUD) sale prices of the registrant’s common stock on June 9, 2023, as reported in the form of CHESS Depositary Interests, or CDIs, on the Australian Securities Exchange, or the ASX.
(3)	The U.S. dollar equivalent of the maximum offering price per share has been calculated using an exchange rate of 0.674 to convert Australian dollars to U.S. dollars as of June 9, 2023, as announced by the Federal Reserve on June 12, 2023.
(4)	The registrant previously paid the registration fees to register the offer and sale of 117,160,590 shares of common stock, based upon the average of the high (0.53 AUD) and low (0.515 AUD) sale prices of the registrant’s common stock on March 17, 2023, as reported in the form of CHESS Depositary Interests, or CDIs, on the Australian Securities Exchange, or the ASX. On May 11, 2023, the registrant completed a reverse stock split of its issued and outstanding shares of common stock at a ratio of 1-for-38 shares, whereby every 38 shares of the registrant’s issued and outstanding common stock were converted automatically into one issued and outstanding share of common stock without any change in the par value per share. The amount registered and proposed maximum offering per share have been revised to reflect such reverse stock split.

(5)	The U.S. dollar equivalent of the maximum offering price per share has been calculated using an exchange rate of 0.6683 to convert Australian dollars to U.S. dollars as of March 17 2023, as announced by the Federal Reserve on March 20, 2023.